Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (No. 333- ) on Form S-3 of Document Security Systems, Inc. of our report dated March 31, 2021, relating to the consolidated financial statements, of Document Security Systems, Inc., appearing in the Annual Report on Form 10-K of Document Security Systems, Inc. for the year ended December 31, 2020 and our report dated March 31, 2021 (except for Notes 7 and 18, as to which the date is May 24, 2021), relating to the consolidated financial statements of Document Security Systems, Inc. and Subsidiaries, included in the Current Report on Form 8-K filed May 24, 2021.

We also consent to the reference to our firm under the heading “Experts”.

/s/ Freed Maxick CPAs, P.C.

Rochester, New York

May 24, 2021